Name:  Athene Variable Annuity Account A

Address of Principal Business Office (No. & Street, City, State, Zip Code):
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Telephone Number (including area code):  1-800-800-9882, Ext. 4672

Name and address of agent for service of process:
Megan Claypool
Senior Vice President and Chief Compliance Officer
Athene Annuity & Life Assurance Company
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Check Appropriate Box: Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ ]* * NO [X ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Des Moines and State of Iowa on the 29th day of October, 2015.

					ATHENE VARIABLE ANNUITY ACCOUNT A
							       Registrant
			      By:  ATHENE ANNUITY & LIFE ASSURANCE COMPANY
      							         Depositor

			  			By:  /s/ Guy H. Smith, III
							 Guy H. Smith, III
			President, Athene Annuity & Life Assurance Company

Attest:  /s/ Megan A. Claypool
             Megan A. Claypool
             Senior Vice President and Chief Compliance Officer